SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Materials Pursuant to Rule 14a-11(c) or Rule 14a-12

DSI Realty Income Fund VI

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of shares to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing fee for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

DSI Realty Income Funds A California Limited Partnership 6700 E. Pacific Coast Hwy. #150 Long Beach, CA 90803	First Class U.S. Postage PAID Los Angeles CA Permit # 30835

IMPORTANT NOTICE

From Your General Partners...

VOTING TO CONTINUE

Dear Limited Partner,

On May 12, we asked you to vote for a Proposal that would give the General Partners the right to review, match or exceed proposed transfers before they are effected. Subsequently, there have been objections made by parties whose ability to buy units at a discount would be jeopardized if the Proposal passes. The objecting parties, who claim to have the Limited Partners’ interests in mind, are the same parties that have sent solicitations to you for several years offering to purchase your units for prices well below the original purchase price.

These same objecting parties also filed a lawsuit challenging the Proposal. Contrary to the objecting parties’ May 23 solicitation, the Court did NOT rule against the General Partners’ Proposal. The Court simply said that voting may continue, but the Proposal may not be implemented until the Court hears from both sides, not just the objecting parties.

Please keep the following in mind when considering your vote:

♦ Given	their history, do these objecting parties really have YOUR best interests in mind?
♦ The	right of first refusal does NOT prevent a seller from obtaining any offer by way of any means available to them.
♦ The	Proposal would give the General Partners 10 days to review, match or exceed any offer to buy before units are transferred to another investor.
♦ The	Proposal will help ensure that a selling Limited Partner is aware of all available options before selling units.
♦ We	believe the Proposal will ultimately encourage more substantial offers by potential buyers.

None of our DSI Realty Income Funds has EVER missed a quarterly distribution payment. Additionally, the high rates of income that we have been able to provide to our investors are a source of great pride. It is these very rates that make us so attractive to outside solicitors looking to accumulate units for their own accounts.

WE APPRECIATE THE OPPORTUNITY TO SERVE YOUR INVESTMENT NEEDS AND ENCOURAGE YOU TO VOTE “FOR” OUR PROPOSAL. In addition, we invite you to call your DSI Representative or the General Partners’ Office with any questions you may have at (800) 732-1733.